UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
October 16, 2007 (October 10, 2007)
Centex Corporation
(Exact name of registrant as specified in its charter)

Nevada	1-6776	75-0778259
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2728 N. Harwood Street, Dallas, Texas	75201
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number including area code: (214) 981-5000
Not Applicable
(Former name or former address if changed from last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
5.02(e)
     Severance Policy. On October 10, 2007, the Board of Directors of Centex Corporation, a Nevada corporation (the “Company”), ratified and approved an amendment and restatement of the Company’s Executive Severance Policy (the “Company Severance Policy”) by its Compensation and Management Development Committee (the “Compensation Committee”). The Company Severance Policy was adopted in June 2006 and is described in the Company’s Current Report on Form 8-K dated June 8, 2006. The principal changes to the Company Severance Policy as a result of the amendment and restatement are:
•	the basis for eligibility in the Company Severance Policy was refined to be based on a participant’s permanent position in the Company, as of the date of their termination.

•	direct reports to the Company’s chief executive officer are eligible for Level B benefits only if they are also senior vice presidents of the Company.

•	with the approval of the Company’s senior human resources executive, and subject to execution of a separation agreement, the Company may offer to a covered executive severance benefits under the Company Severance Policy that are equal to or less than the amount that would otherwise be payable to a person at the same level.

•	the acceleration provisions were revised to make clear that sale restrictions imposed by law or the Company’s securities trading or blackout policy continue to apply to a participant whose separation date occurs during a blackout period.

•	the definition of “target cash bonus” was refined to make it clear that it is based on the Company’s annual incentive plan.

•	the terms of the separation agreement required to be signed to obtain benefits were expanded to include a release related to the benefits provided under the Company Severance Policy, waiver of a jury trial in the event of a dispute, and provisions regarding recoupment that are consistent with the Company’s existing policy on recoupment in restatement situations.

•	a venue provision was added specifying Dallas, Texas as the venue for litigation about the Company Severance Policy.
     The foregoing description of the Company Severance Policy does not purport to be complete and is qualified in its entirety by reference to the full amended and restated Policy, which is filed as Exhibit 10.1 to this Report.
     Equity Awards and Salary Adjustment. On October 11, 2007, the Board of Directors of the Company approved the actions of the Committee in making awards of restricted stock and restricted stock units to three executive officers, to be effective in late October. The awards will be made under the Company’s 2003 Equity Incentive Plan (the “Plan”) and customary award agreements. The Committee believed that it is important to make these awards to assist the Company in retaining these officers, who are making an important contribution to the Company’s overall business strategy and objectives, particularly in light of market conditions in the homebuilding industry and a desire to protect long-term stockholder interests by motivating and retaining executive management personnel in a highly competitive environment. The number of shares will be determined on October 26, 2007 (or the date that is three days after the Company’s next quarterly earnings release) by dividing the amounts set forth in the table below by the fair market value of a share of common stock as of such date (as determined in accordance with the Plan). The shares will be issued as of that date, as contemplated by the Company’s equity-based grants and awards policy. The awards will vest in accordance with the timetable set forth in the table below if the recipients are employed by the Company as of the applicable vesting date, subject to potential acceleration as provided in the Plan and the Executive Severance Plan, and are not subject to the satisfaction of performance criteria. The awards were as follows:

Name And Position	Value Of Award[1]
Catherine R. Smith[2] Executive Vice President and Chief Financial Officer	$2,000,000	†
Joseph A. Bosch Senior Vice President — Human Resources	$785,000	†
Mark D. Kemp[2] Senior Vice President and Controller	$300,000	‡

[1]	Subject to 25% annual vesting over the four years after the grant date.

[2]	Named executive officer in the Company’s 2007 proxy statement.

†	Restricted stock

‡	Restricted stock unit
     In addition, the Board ratified the Committee’s decision to increase Ms. Smith’s fiscal 2008 annual base salary, effective October 16, 2007, from $525,000 to $572,000.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     Effective October 10, 2007, the Board of Directors of Centex Corporation (the “Company”) amended Article III, Sections 1 and 2, of the Company’s By-Laws, relating to the election of directors. As a result of the amendment, if a director is elected by the Board of Directors to fill a vacancy created by the death, retirement or removal from office of a director, or as a result of an increase in the size of the Board, then the newly-elected director must be added to the ballot of directors to be submitted to stockholders at the next annual meeting of stockholders even if the director is filling a vacancy that had a term of more than one remaining year.
     The foregoing description of this provision of the By-Laws is qualified in its entirety by reference to the actual By-Laws, which are filed as Exhibit 3.1 to this Report.
Item 9.01. Financial Statements and Exhibits.
(d)	The following exhibits are filed with this Report.

Exhibit
Number	Description	Filed Herewith or Incorporated by Reference

3.1	By-Laws of Centex Corporation	Filed herewith

10.1	Executive Severance Policy	Filed herewith

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTEX CORPORATION
By:	/s/ James R. Peacock III
	Name:	James R. Peacock III
	Title:	Vice President, Deputy General Counsel and Secretary

Date: October 16, 2007

Exhibit Index

Exhibit
Number	Description	Filed Herewith or Incorporated by Reference

3.1	By-Laws of Centex Corporation	Filed herewith

10.1	Executive Severance Policy	Filed herewith